Exhibit 99.1

Hatch Resources LLC and Subsidiaries

Consolidated Financial Statements

December 31, 2021

C O N T E N T S

Page

Independent Auditor’s Report	1

Consolidated Financial Statements

Consolidated Balance Sheets	4

Consolidated Statements of Operations	5

Consolidated Statements of Changes in Members’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8

Supplementary Information

Consolidating Balance Sheet	21

Consolidating Statement of Operations	22

Consolidating Statement of Cash Flows	23

Notes to Supplementary Information	24

Independent Auditor’s Report

To the Members

Hatch Resources LLC

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Hatch Resources, LLC (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020 and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Hatch Resources, LLC as of December 31, 2021 and 2020, and the results of its operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued (or when applicable, one year after the date that the consolidated financial statements are available to be issued).

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

The Members

Hatch Resources LLC

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary consolidating information is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

WEAVER & TIDWELL, L.L.P.

Austin, Texas

April 29, 2022

Consolidated Financial Statements

Hatch Resources LLC and Subsidiaries

Consolidated Balance Sheets

	As of	As of
	December 31, 2021	December 31, 2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$742,494	$1,183,722
Prepaid expenses	193,088	7,880
Accounts receivable	2,936,935	982,640
Accounts receivable from Affiliates	313,069	-
Commodity derivative assets	-	12,743
Total current assets	4,185,586	2,186,985

PROPERTY, PLANT AND EQUIPMENT:
Oil and gas properties	138,914,040	100,377,997
Less: accumulated depletion	(6,440,160)	(3,641,640)
Net oil and gas properties	132,473,880	96,736,357

Other property and equipment	303,675	303,675
Less: accumulated depreciation	(213,809)	(75,040)
Net property and equipment	89,866	228,635

NON-CURRENT ASSETS:
Deposit - LT	16,246	16,246
Total non-current assets	16,246	16,246

TOTAL ASSETS	$136,765,578	$99,168,223

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,885	$95,991
Revenue payable	-	21,840
Accrued liabilities	209,156	549,738
Price risk mgmt act - current	671,502	-
Total current liabilities	883,543	667,569

NON-CURRENT LIABILITIES
Revolving credit facility, net	65,328,400	43,320,395
Deferred rent liabilities	12,712	-
Total non-current liabilities	65,341,112	43,320,395

Total liabilities	66,224,655	43,987,964

MEMBERS' EQUITY
Hatch Resources LLC equity	70,147,133	54,904,358
Noncontrolling interest	393,790	275,901

Total members' equity	70,540,923	55,180,259

TOTAL LIABILITIES AND EQUITY	$136,765,578	$99,168,223

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Hatch Resources LLC and Subsidiaries

Consolidated Statements of Operations

	Year ended	Year ended
	December 31, 2021	December 31, 2020
REVENUES:
Oil revenues	$11,617,520	$5,365,440
Gas revenues	2,262,548	328,036
Liquid revenues	1,648,799	536,422
Other operating revenues	383,883	147,891
Gain (loss) on commodity derivative instruments	(920,058)	311,011
Total revenues	14,992,692	6,688,800

EXPENSES:
Production and ad valorem taxes	1,323,795	440,546
General and administrative	3,855,225	4,080,713
Depreciation, depletion and amortization	2,937,289	2,777,752
Total expenses	8,116,309	7,299,011

INCOME FROM OPERATIONS	6,876,383	(610,211)

OTHER INCOME (EXPENSE)
Unrealized gain (loss) on commodity derivative instruments	(684,245)	12,743
Other income	-	3,539
Interest expense	(2,031,470)	(1,541,614)
Total other expense	(2,715,715)	(1,525,332)

NET INCOME (LOSS)	4,160,668	(2,135,543)

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	31,932	(10,678)

NET INCOME (LOSS) ATTRIBUTABLE TO HATCH RESOURCES LLC	$4,128,736	$(2,124,865)

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Hatch Resources LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

	Members'	Retained	Noncontrolling
	Equity	Deficit	Interest	Total Equity
Balance at December 31, 2019	$35,375,887	$(4,163,278)	$156,847	$31,369,456
Members' contributions	25,816,614	-	129,732	25,946,346
Net loss	-	(2,124,865)	(10,678)	(2,135,543)

Balance at December 31, 2020	61,192,501	(6,288,143)	275,901	55,180,259
Members' contributions	11,114,039	-	85,957	11,199,996
Net income	-	4,128,736	31,932	4,160,668
Balance at December 31, 2021	$72,306,540	$(2,159,407)	$393,790	$70,540,923

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Hatch Resources LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended	Year ended
	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,160,668	$(2,135,543)
Adjustments to reconcile net income loss to net cash provided by operating activities:
Depreciation, depletion and amortization	2,937,289	2,777,752
Amortization of deferred financing costs	83,005	51,317
Price risk mgmt activities	684,245	(12,743)
Changes in operating assets and liabilities:
Accounts receivable	(1,954,295)	(177,332)
Accounts receivable from Affiliates	(313,069)	-
Prepayments	(185,208)	21,576
Deposit	-	778,976
Accounts payable	(93,106)	(87,708)
Revenue payable	(21,840)	(84,235)
Accrued liabilities	(327,870)	233,668
Net cash provided by operating activities	4,969,819	1,365,728

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of oil and gas properties	-	465,600
Additions to oil and gas properties	(38,536,043)	(27,858,198)
Additions to other property and equipment	-	(113,796)
Net cash used in investing activities	(38,536,043)	(27,506,394)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	31,000,000	23,500,000
Payments on credit facility	(8,850,000)	(23,000,000)
Financing costs on credit facility	(225,000)	-
Members' contribution	11,114,039	25,816,614
Contributions from noncontrolling interest	85,957	129,732
Net cash provided by financing activities	33,124,996	26,446,346

Net increase in cash	(441,228)	305,680
Cash and cash equivalents at beginning of period	1,183,722	878,042

Cash and cash equivalents at end of period	$742,494	$1,183,722

Supplemental cash flow information:
Cash paid during the year for interest	$1,948,465	$1,490,299

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Description of Business

Hatch Resources LLC (Hatch Resources, or the Company) is a Delaware limited liability company formed on August 31, 2018 to engage in the acquisition of mineral, royalty, and overriding royalty interests in the Permian Basin. To date, the interests accumulated are located entirely in the Delaware Basin in Texas and New Mexico.

The Company’s LLC agreement was amended and restated on January 18, 2019 in connection with the Company’s funding. Prior to this time, the Company had no assets or liabilities and the date of the amended and restated LLC agreement was the first date of activity. As a result of the amended LLC agreement, Hatch Resources owns 99.5% of Hatch Operations LLC (HoldCo), which is a holding company. HoldCo owns: 99% of Hatch Royalty LLC (Royalty) which owns and holds royalty interests, 100% of Hatch Operating Subsidiary LLC (OpCo) which owns and holds working interests, and 100% of Hatch Sidecar LLC (Sidecar). Sidecar owns the remaining 1% of Royalty. The Company’s LLC agreement was further amended and restated on December 31, 2020 and as a result, Hatch Resources owns 99.2% of HoldCo.

Principles of Consolidation

The consolidated financial statements of Hatch Resources presented herein include the accounts of the aforementioned entities. All intercompany transactions and balances have been eliminated. The 0.8% noncontrolling interest in HoldCo is presented as noncontrolling interest, a separate component of net income and equity in the accompanying consolidated financial statements.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The Company evaluates estimates and assumptions on an ongoing basis using historical experience and other factors. While management believes that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, because there are numerous uncertainties inherent in the estimation process, actual results could differ materially from those estimates. Significant estimates made in preparing these consolidated financial statements include the estimate of uncollected revenues and unpaid expenses from mineral, royalty, and overriding royalty interests in properties operated by nonaffiliated entities, the estimates of proved oil and natural gas reserves and related present value estimates of future net cash flows from those properties, and equity-based compensation.

Estimated proved oil and natural gas reserve quantities and associated discounted and undiscounted cash flows are significant components of depletion and proved property impairment calculations and require many subjective judgments. Estimates of reserves are forecasts based on engineering analyses and historical production information. Different reserve engineers could reach different conclusions as to estimated quantities of oil and natural gas reserves based on the same information.

The passage of time provides more qualitative and quantitative information regarding reserve estimates, and revisions are made to prior estimates based on updated information. However, there can be no assurance that more revisions will not be necessary in the future. Significant downward revisions could result in changes in depletion rates and proved property impairments representing non-cash charges to income.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

Limitation of Members’ Liability

Under the terms of the limited liability company agreement, as amended, the members are not obligated for debt, obligations, or other liabilities of the Company. However, one Class A member does have certain obligations under the Credit Agreement (See Note 7). Profits and losses are allocated to members based on their ownership interests and a preferred payout schedule.

Cash and Cash Equivalents

Hatch Resources considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company’s accounts receivables are primarily from mineral, royalty, and overriding royalty interests and recorded at the amount due, less an allowance for doubtful accounts when applicable. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. As of December 31, 2021 and 2020, no allowance for doubtful accounts is deemed necessary based upon a review of current receivables and the lack of historical write offs. There was no bad debt expense recorded for years ended December 31, 2021 and 2020, respectively.

Accounts Receivable due from Affiliate

The Company’s accounts receivable due from affiliate account as of December 31, 2021 relates to certain general and administrative expenses funded by the Company during the current year. The receivable was repaid by the affiliate in February 2022.

Oil and Natural Gas Properties

The Company invests primarily in mineral, royalty, and overriding royalty interests of oil and natural gas properties. Oil and natural gas producing activities are accounted for in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties are capitalized. All general and administrative costs unrelated to acquisitions are expensed as incurred. See Note 2 for further detail.

Other Property and Equipment

Other property and equipment includes office furniture and equipment and computer hardware and equipment and is stated at historical cost. Depreciation and amortization are calculated using the straight-line method over expected useful lives of five years. Depreciation and amortization expense totaled approximately $139 thousand and $49 thousand for the years ended December 31, 2021 and December 31, 2020, respectively.

Deposit – Non-Current Asset

The Company’s deposit account as of December 31, 2021 relates to the security deposit made in connection with the office lease executed in November 2020. The security deposit is classified as non-current as the Company does not expect to realize the security deposit until the end of the lease in March 2023. See Note 8 for further detail.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

Accrued Liabilities

Accrued liabilities consist primarily of ad valorem taxes.

Derivative Financial Instruments

The Company’s ongoing operations expose it to changes in the market price for oil and natural gas. To manage risks related to fluctuations in prices attributable to its projected oil production, the Company enters into oil derivative contracts. Entrance into such contracts is dependent upon prevailing or anticipated market conditions.

Derivative instruments are recognized at fair value. If a right of offset exists under master netting arrangements and certain other criteria are met, derivative assets and liabilities with the same counterparty are netted on the consolidated balance sheet. The Company does not specifically designate derivative instruments as cash flow hedges, even though they reduce its exposure to changes in commodity prices; therefore, gains and losses arising from changes in the fair value of derivatives are recognized on a net basis in the consolidated statement of operations within hedging income (loss).

Revenue Recognition

The Company follows Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, (ASC 606).

Oil, Natural Gas, and Liquids Sales

Oil, natural gas and NGL sales revenues are generally recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. One hundred percent of the Company’s oil, natural gas and NGL sales are made under contracts with customers (operators). The performance obligations for the Company’s contracts with customers are satisfied at a point in time through the delivery of oil and natural gas to its customers. Accordingly, the Company’s contracts do not give rise to contract assets or liabilities. The Company recognizes revenue based on the Company’s percentage ownership share of revenue, net of any deductions for gathering and transportation. This resulted in $400 thousand and $393 thousand of netted expenses for the years ended December 31, 2021 and 2020, respectively.

The Company typically receives payment for oil, natural gas and NGL sales within 60 days of the month of delivery, which can extend up to 9 months after initial production from the well and 6 months after the purchase of mineral interests in currently producing wells. The Company’s contracts for oil, natural gas and NGL sales are standard industry contracts that include variable consideration based on the monthly index price and adjustments that may include counterparty-specific provisions as defined in the mineral lease agreement. As each unit of product represents a separate performance obligation and the consideration is variable as it relates to oil and natural gas prices, the Company recognizes revenue from oil and natural gas sales using the allocation exception for variable consideration in ASC 606.

Allocation of Transaction Price to Remaining Performance Obligations

Oil, Natural Gas, and Liquids Sales. The Company has utilized the practical expedient in ASC 606 which states the Company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. As the Company has determined that each unit of product generally represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

Prior-Period Performance Obligations

Hatch Resources records revenue in the month production is delivered to the purchaser. As a royalty interest owner, Hatch Resources has limited visibility into the timing of when new wells start producing and production statements may not be received for 30 to 90 days or more after the date production is delivered. As a result, the Company is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product. The expected sales volumes and prices for these properties are estimated and recorded within the Accounts receivable line item in the accompanying consolidated balance sheet. The difference between the Company’s estimates and the actual amounts received for oil and natural gas sales is recorded in the month that payment is received from the third party.

Income Taxes

As a limited liability company, the Company is not subject to federal income taxes as components of its income and expenses flow through directly to the members. Accordingly, no provision for federal income taxes has been reflected in the consolidated financial statements. However, the Company is subject to state income taxes in various states in which it operates.

Tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the consolidated financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense. Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the financial statements as of December 31, 2021 and 2020.

The Company did not incur any penalties or interest related to its state tax returns for the year ended December 31, 2021 and 2020.

Under the new centralized partnership audit rules effective for tax years beginning after 2017, the Internal Revenue Service (IRS) assesses and collects underpayments of tax from the Company instead of from each member. The Company may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

Equity-Based Compensation

As of December 31, 2021 and December 31, 2020, the Company had certain Class B member units (Class B Units) issued and outstanding related employee grant agreements. As and when approved by the Board of Managers, the Company shall distribute to the holders of the units a distribution. The units vest as defined in each Class B Units respective grant agreement, or immediately upon the sale of the Company. Unvested units are forfeited if the respective employee is terminated for cause. Class B Unit holders do not include voting rights. Compensation expense for such awards will be recognized in the accompanying consolidated statement of operations once distributions are deemed reasonably probable. Refer to Note 6 for additional information.

Concentrations of Credit Risk

The operators of the Company’s oil and gas properties sell production to a small number of purchasers, as is customary in the industry. The risk of non-payment by these purchasers is considered minimal, and the operators do not generally obtain collateral for sales. For the year ended December 31, 2021, one third-party operator accounted for approximately 20% of total revenues. At December 31, 2021, one third-party operator accounted for approximately 11% of accrued revenues. For the year ended December 31, 2020, four third-party operators accounted for approximately 42% of total revenues. At December 31, 2020, one third-party operator accounted for approximately 14% of accrued revenues.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits of $250 thousand. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Recently Issued Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases, which requires all leasing arrangements to be presented in the balance sheet as liabilities along with a corresponding asset. ASU 2016-02 does not apply to leases of mineral rights to explore for or use crude oil and natural gas. The ASU will replace most existing lease guidance in GAAP when it becomes effective. In January 2018, the FASB issued ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842, to provide an optional practical expedient to not evaluate existing or expired land easements that were not previously accounted for as leases under Topic 840.

In July 2018, the FASB issued ASU 2018-11 Leases (Topic 842): Targeted Improvements, which provides for another transition method, in addition to the existing transition method, by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption (i.e. comparative periods presented in the consolidated financial statements will continue to be in accordance with current GAAP (Topic 840, Leases)). The new standard becomes effective during the fiscal year ending December 31, 2022 and early adoption is permitted. The Company is currently evaluating the impact that the adoption of this update will have on consolidated financial statements and related disclosures.

Note 2. Oil and Gas Properties

The Company uses the successful efforts method of accounting for its investment in mineral, royalty, and overriding royalty interests. Under this method of accounting, proved and unproved property acquisition costs are capitalized as the cost of properties when incurred. To the extent capitalized costs of proved properties, net of accumulated depletion, exceed the undiscounted future cash flows, the carrying value of the property is reduced to estimated fair value and the excess capitalized costs are charged to impairment expense in the period incurred. Proved properties are grouped for impairment purposes by regional aggregations of fields according to a number of factors including location and geological characteristics. No impairment expense associated with proved properties was recognized for the years ended December 31, 2021 and December 31, 2020.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

A portion of the carrying value of the Company’s interests is attributable to unproved properties. The unproved amounts are not subject to depletion until they are classified as proved properties. Capitalized costs attributable to the properties become subject to depletion when proved reserves are assigned to the property and the Company transfers the cost basis from unproved to proved properties accordingly. The Company assesses all properties classified as unproved on an annual basis for impairment. The Company assesses properties on an individual basis or as a group, if properties are individually insignificant. The assessment includes consideration of the following factors, among others: recent drilling activity, remaining lease term, geological, geophysical and engineering evaluations, and market prices for similar assets. Unproved property totaled approximately $34.6 million and $24.9 million at December 31, 2021 and 2020, respectively. No impairment expense associated with unproved properties was recognized for the years ended December 31, 2021 and December 31, 2020.

Note 3. Acquisitions

Hatch Resources has completed numerous acquisitions of mineral and royalty interests from various sellers in Texas and New Mexico. The additions to oil and natural gas property activity are comprised of payments for acquisitions of minerals, land brokerage costs, due diligence costs, and any recording or legal fees associated with the acquisition. The acquisitions were funded with capital contributions from members and borrowings under the revolving credit facility. During the year ended December 31, 2021, the assets acquired for total cash consideration of $38.5 million consisted of approximately $28.8 million of proved properties and $9.7 million of unproved properties. During the year ended December 31, 2020, the assets acquired for total cash consideration of $27.8 million consisted of approximately $19.1 million of proved properties and $8.7 million of unproved properties.

Note 4. Derivatives

The Company’s ongoing operations expose it to changes in the market price for oil and natural gas. To mitigate the inherent commodity price risk associated with its operations, the Company uses oil commodity derivative financial instruments. From time to time, such instruments may include variable-to-fixed-price swaps, costless collars, fixed-price contracts, and other contractual arrangements.

As of December 31, 2021 and 2020, the Company’s commodity derivative contracts consisted of fixed price swaps, under which the Company receives a fixed price for the contract and pays a floating market price to the counterparty over a specified period for a contracted volume. The Company hedges its daily production based on its current proved developed producing wells currently in pay status. As of December 31, 2021 and 2020, these economic hedges constituted approximately 16% and 19% of daily oil and natural gas production, respectively.

The Company’s oil fixed price swap transactions are settled based upon the average daily prices for the calendar month of the contract period. Settlement for oil derivative contracts occurs in the succeeding month.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company has not designated any of its derivative contracts as hedges for accounting purposes. The Company records all derivative contracts at fair value. Changes in the fair values of the Company’s derivative instruments are recognized as gains or losses in the current period and are presented on a net basis in the accompanying consolidated statements of operations and consisted of the following:

	Year Ended December 31,
	2021	2020
Beginning fair value of commodity derivative instruments	$12,743	$-
Loss on commodity derivative instruments	1,604,304	323,754
Net cash paid on settlements of derivative instruments	920,058	(311,011)
Ending fair value of commodity derivative instruments	$(671,502)	$12,743

The following table presents the fair value of the Company’s derivative contracts for the periods indicated:

Classification	Balance Sheet Location	December 31, 2021	December 31, 2020
Assets:
Current Assets	Derivative Assets	$-	$12,743
Liabilities:
Current Liabilities	Derivative Liabilities	(671,502)	-
		$(671,502)	$12,743

At December 31, 2021, the Company’s open commodity derivative contracts consisted of the following:

Oil Price Swaps
		Weighted Average	Range (per BBL)
	Notional Volumes (Bbl)	Fixed Price (per Bbl)	Low	High
January 2022 - December 2022	49,600	$60.17	$56.75	$67.00

Natural Gas Price Swaps
	Notional Volumes	Weighted Average	Range (per MMbtu)
	(MMbtu)	Fixed Price (per Mmbtu)	Low	High
January 2022 - February 2022	58,000	$5.02	N/A	N/A

Note 5. Fair Value

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company has applied ASC 820 to all financial instruments that are required to be reported at fair value.

Financial instruments are carried at fair value and are classified and disclosed in the following categories:

Level 1–Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Level 1 consists of financial instruments whose fair values are estimated using quoted market prices.

Level 2–Quoted prices for identical or similar assets or liabilities in markets that are less active, that is, markets in which there are few transactions for the asset or liability that are observable for substantially the full term. Included in Level 2 are those financial instruments for which fair values are estimated using models or other valuation methodologies. These models are primarily industry-standard models that consider various observable inputs, including time value, yield curve, volatility factors, observable current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

Level 3–Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity). Level 3 is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are not readily observable for objective sources.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A market is active if there are sufficient transactions on an ongoing basis to provide current pricing information for the asset or liability, pricing information is released publicly, and price quotations do not vary substantially either over time or among market makers. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity.

Assets and liabilities that are measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company recognizes transfers between fair value hierarchy levels as of the end of the reporting period in which the event or change in circumstances causing the transfer occurred. The Company did not have any transfers between Level 1, Level 2 or Level 3 fair value measurements during the years ended December 31, 2021 and 2020, respectively.

Recurring Fair Value Measurements

The Company’s commodity derivative instruments are classified within Level 2. The fair values of the Company’s oil fixed price swaps are based upon inputs that are either readily available in the public market, such as oil and natural gas futures prices, volatility factors and discount rates, or can be corroborated from active markets.

The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis by the fair value hierarchy:

	Fair Value Mesurements Using			Effect of
	Level 1	Level 2	Level 3	Counterparty Netting	Total
December 31, 2021
Assets
Commodity derivative contracts	$-	$71,192	$-	$(71,192)	$-
Liabilities
Commodity derivative contracts	$-	$(742,694)	$-	$71,192	$(671,502)
December 31, 2020
Assets
Commodity derivative contracts	$-	$12,743	$-	$-	$12,743

Nonrecurring Fair Value Measurements

In connection with the Company’s review of long-lived assets, if there is an indication of impairment and the estimated undiscounted future cash flows do not exceed the carrying value of the long-lived assets, then these assets are written down to fair value. During the year ended December 31, 2021, the Company’s oil and natural gas properties were reviewed for impairment and no interests were found to be impaired. The factors used to determine fair value for purposes of impairment testing include, but are not limited to, estimates of proved reserves, development activity, future commodity prices, timing of future production, production costs, and a discount rate commensurate with the risk reflective of the lives remaining for the respective assets. Because these significant fair value inputs are typically not observable, the Company has categorized the amounts as Level 3 inputs.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

The fair value of each Class B unit granted is estimated on the date of grant using an option-pricing model that incorporates various inputs, some of which are unobservable. Expected volatilities are based on implied volatilities from market-traded equity on what the Company believes to be comparable public companies. The expected term of Class B units granted is estimated based on the Company’s expected exit timeline at the grant date. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of the grant for the expected exit timeline. Certain adjustments are applied to fair value calculations for Class B Units to reflect market illiquidity and non-transferability using a risk adjusted discount rates.

Note 6. Members’ Equity

Members’ Classes

Class A Units

Pursuant to the Hatch Resources LLC agreement as amended, the Class A Members have committed capital of $201.1 million, in accordance with each members’ percentage of membership interest, which is funded directly to HoldCo. The noncontrolling interest has committed capital of $1.0 million and in return, has received a 0.5% noncontrolling interest in HoldCo. In December 2020, the Hatch Resources LLC as amended to distribute and redeem Class A Units in HoldCo to an entity that previously was a member of the noncontrolling interest. As a result, the noncontrolling interest committed capital totaled $1.5 million and noncontrolling interest totaled 0.76%. The Class A units have a par value of $100 per unit and 2,011,000 Class A units are authorized to be issued. As of December 31, 2021, the Class A Members had contributed capital of $72.7 million and 727,000 Class A units were issued and outstanding.

Class B Units

Pursuant to the Hatch Resources’ LLC agreement as amended, the Company is authorized to issue up to 1,000,000 Class B units, a form of equity-based compensation. As of December 31, 2021, there were 950,000 Class B units issued and outstanding. The units are granted to employees and are subject to time-based vesting provisions. The Class B units awarded are subject to restrictions on transferability and customary forfeiture provisions. Class B unit award recipients do not include the right to vote but do include the right to receive distributions thereon, if and when made by the Company, based on the capital distribution methodology described above.

During the year ended December 31, 2021, 300,000 Class B units were issued with a grant date fair value of $4.09 per unit. The Company used an option pricing model incorporating the following assumptions:

Class B Fair Value Assumptions	Input
Expected volatility	45%
Expected term (years)	4
Risk free rate	0.22%
Discount for lack of marketability	10%

At December 31, 2021, 325,000 Class B units are vested.

At December 31, 2021, unrecognized compensation expense totaling approximately $6.4 million and will be recognized once it is deemed reasonably probable that distributions to Class B unitholders will occur.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

Allocation of Profits and Losses

Net income or loss is allocated to the Members pro rata in proportion to the Members’ respective membership interest, provided that the members’ capital accounts are compliant with regulations, as described in the LLC agreement.

Capital Distributions

All amounts to be distributed shall first be distributed to Class A Members in proportion to their respective Class A membership interest percentages. Distributions shall be made as follows:

Phase	Class A Units	Class B Units
Prior to Payout No. 1	Class A Percentage	N/A
After Payout No. 1 but prior to Payout No. 2	79.92%	20.08%
After Payout No. 2 but prior to Payout No. 3	74.91%	25.09%
After Payout No. 3	69.90%	30.10%

Payout No. 1 occurs when the Class A unitholders receive an 8% per annum return on the aggregate contributions made to date. Payout No. 2 occurs when the Class A unitholders receive a 20% per annum return on the aggregate contributions made to date and distributions to the Class A unitholders exceed two times the aggregate contributions made to date. Payout No. 3 occurs when distributions to the Class A unitholders exceed three times the aggregate contributions made to date.

As of December 31, 2021, no distributions have been made to Class A or Class B Members of the Company.

Note 7. Long-Term Debt

On July 2, 2019, the Company entered into a credit facility (the Credit Agreement) with Texas Capital Bank with an initial nonconforming borrowing base of $25 million and letter of credit commitment of $3.75 million. The borrowing base was increased by an additional $25 million to total a borrowing base of $50 million and letter of credit agreement of $7.5 million on September 11, 2019. In August 2021, the Company’s Credit Agreement was amended to increase the Company’s borrowing base by $25 million to total a borrowing base of $75 million and allows the Company to make voluntary prepayments which reduces the non-conforming borrowing base by an aggregate amount of the prepayments if the payment is designates as such. The amendment also added a one year auto extension to the maturity date subject to the Company’s elections. Borrowings under the Credit Agreement are collateralized by an equity support letter recourse to the Company’s sponsor. Outstanding borrowings on the equity support letter borrowing base accrue interest at an annual rate of the Prime rate plus 37.5 bps with a 3.5% Prime Floor (3.875% effective rate) and a 0.5% LIBOR floor. The interest rate in effect on December 31, 2021 was approximately 3.875%. As of December 31, 2021, the borrowing base was $72.2 million of which $65.7 million was outstanding. The Credit Agreement matures in July 2024. The Company had no letters of credit outstanding under the Credit Agreement on December 31, 2021.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

Debt issuance costs are capitalized and amortized over the life of the Credit Agreement. In connection with the amendment to the Credit Agreement executed in August 2021, an additional $225 thousand in debt issuance costs were recorded. Amortization expense related to the debt issuance costs was approximately $83 thousand and $51 thousand for the years ended December 31, 2021 and December 31, 2020, respectively. Amortization expense related to debt issuance costs is included in interest expense on the accompanying consolidated statements of operations. Debt issuance costs, net of accumulated amortization, of $321,600 and $179,605 are recorded in revolving credit facility, net on the consolidated balance sheet. Total interest expense for the years ended December 31, 2021 and December 31, 2020 was approximately $2.0 million and $1.5 million, respectively.

Note 8. Commitments and Contingencies

Operating Leases

The Company entered into an office lease on November 2, 2020. The office lease includes an escalation feature, where rates increase over the term of the lease. The lease included two months of rent abatement for the first two months of the lease term. The amount of rent expensed is based on the contractual amount owed and the security deposit paid by the Company in connection with the agreement is classified as a long-term asset on the accompanying balance sheet. The lease term is twenty-eight months. Future minimum lease payments under non-cancelable leases for office space as of December 31, 2021 are as follows:

Year	Total
2022	$120,990
2023	20,625
$141,615

The Company had an office sublease which was entered into on January 23, 2019 and was terminated in November 2020. No penalties were incurred in connection with the termination of the Company’s office sublease.

Rental expense is recognized on a straight-line basis over the lease term and is included in general and administrative expense on the accompanying consolidated statement of operations. Rental expense for the years ended December 31, 2021 and 2020 totaled approximately $137 thousand and $122 thousand, respectively.

Environmental Matters

The Company’s business includes activities that are subject to U.S. federal, state, and local environmental regulations with regard to air, land, and water quality and other environmental matters. The Company does not consider the potential remediation costs that could result from issues identified in any environmental site assessments to be significant to the consolidated financial statements and no provision for potential remediation costs has been recorded.

Litigation

From time to time, the Company is involved in legal actions and claims arising in the ordinary course of business. There were no existing claims as of December 31, 2021.

Hatch Resources LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Subsequent Events

The Company has evaluated events that occurred subsequent to December 31, 2021 through April 15, 2022, which is the date the consolidated financial statements were available to be issued.

Acquisitions

Subsequent to December 31, 2021, the Company has made acquisitions of interests in oil and gas properties in the normal course of business totaling approximately $2.9 million.

Facility Drawdown

Subsequent to December 31, 2021, the Company completed four drawdowns on its credit facility totaling $3.0 million.

Supplementary Information

Hatch Resources LLC and Subsidiaries

Consolidating Balance Sheet

As of December 31, 2021

		Consolidated Hatch
	Hatch Resources LLC	Operations LLC	Eliminating	Consolidated
	("Topco")	("Holdco")	Entries	Hatch Resources LLC
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$-	$742,494	$-	$742,494
Prepaid expenses	-	193,088	-	193,088
Accounts receivable	-	2,936,935	-	2,936,935
Accounts receivable from Affiliates	-	313,069	-	313,069
Total current assets	-	4,185,586	-	4,185,586

PROPERTY, PLANT AND EQUIPMENT:
Oil and gas properties	-	138,914,040	-	138,914,040
Less: accumulated depletion	-	(6,440,160)	-	(6,440,160)
Net oil and gas properties	-	132,473,880	-	132,473,880

Other property and equipment	-	303,675	-	303,675
Less: accumulated depreciation	-	(213,809)	-	(213,809)
Net property and equipment	-	89,866	-	89,866

NON-CURRENT ASSETS:
Investment in subsidiaries	70,147,133	-	(70,147,133)	-
Deposit	-	16,246	-	16,246
Total non-current assets	70,147,133	16,246	(70,147,133)	16,246

TOTAL ASSETS	$70,147,133	$136,765,578	$(70,147,133)	$136,765,578

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$-	$2,885	$-	$2,885
Accrued liabilities	-	209,156	-	209,156
Price risk mgmt act - current	-	671,502	-	671,502
Total current liabilities	-	883,543	-	883,543

NON-CURRENT LIABILITIES
Revolving credit facility, net	-	65,328,400	-	65,328,400
Deferred rent liabilities	-	12,712	-	12,712
Total non-current liabilities	-	65,341,112	-	65,341,112

Total liabilities	-	66,224,655	-	66,224,655

MEMBERS' EQUITY
Hatch Resources LLC equity	70,147,133	70,540,923	(70,540,923)	70,147,133
Noncontrolling interest	-	-	393,790	393,790

Total members' equity	70,147,133	70,540,923	(70,147,133)	70,540,923

TOTAL LIABILITIES AND EQUITY	$70,147,133	$136,765,578	$(70,147,133)	$136,765,578

The Notes to Supplementary Information are an integral part of this statement.

Hatch Resources LLC and Subsidiaries

Consolidating Statement of Operations

For the Year Ended December 31, 2021

		Consolidated Hatch
	Hatch Resources LLC	Operations LLC	Eliminating	Consolidated
	("Topco")	("Holdco")	Entries	Hatch Resources LLC
REVENUES:
Oil revenues	$-	$11,617,520	$-	$11,617,520
Gas revenues	-	2,262,548	-	2,262,548
Liquid revenues	-	1,648,799	-	1,648,799
Other operating revenues	-	383,883	-	383,883
Gain (loss) on commodity derivative instruments	-	(920,058)	-	(920,058)
Total revenues	-	14,992,692	-	14,992,692

EXPENSES:
Production and ad valorem taxes	-	1,323,795	-	1,323,795
General and administrative	-	3,855,225	-	3,855,225
Depreciation, depletion and amortization	-	2,937,289	-	2,937,289
Total expenses	-	8,116,309	-	8,116,309

INCOME FROM OPERATIONS	-	6,876,383	-	6,876,383

OTHER INCOME (EXPENSE)
Unrealized gain (loss) on commodity derivative instruments	-	(684,245)	-	(684,245)
Interest expense	-	(2,031,470)	-	(2,031,470)
Total other expense	-	(2,715,715)	-	(2,715,715)

NET INCOME (LOSS)	-	4,160,668	-	4,160,668

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-	31,932	31,932

NET INCOME (LOSS) ATTRIBUTABLE TO HATCH RESOURCES LLC	$-	$4,160,668	$(31,932)	$4,128,736

The Notes to Supplementary Information are an integral part of this statement.

Hatch Resources LLC and Subsidiaries

Consolidating Statement of Cash flows

For the Year Ended December 31, 2021

		Consolidated Hatch
	Hatch Resources LLC	Operations LLC	Eliminating	Consolidated
	("Topco")	("Holdco")	Entries	Hatch Resources LLC
Cash flows from operating activities:
Net income (loss)	$-	$4,160,668	$-	$4,160,668
Adjustments to reconcile net income loss to net cash provided by operating activities:
Depreciation, depletion and amortization	-	2,937,289	-	2,937,289
Amortization of deferred financing costs	-	83,005	-	83,005
Price risk mgmt activities	-	684,245	-	684,245
Changes in operating assets and liabilities:	-	-	-
Accounts receivable	-	(1,954,295)	-	(1,954,295)
Accounts receivable from Affiliates	-	(313,069)	-	(313,069)
Prepayments	-	(185,208)	-	(185,208)
Deposit	-	-	-	-
Accounts payable	-	(93,106)	-	(93,106)
Revenue payable	-	(21,840)	-	(21,840)
Accrued liabilities	-	(327,870)	-	(327,870)
Net cash provided by operating activities	-	4,969,819	-	4,969,819

Cash flows from investing activities:
Investments in subsidiaries	(11,200,000)	-	11,200,000	-
Additions to oil and gas properties	-	(38,536,043)	-	(38,536,043)
Additions to other property and equipment	-	-	-	-
Net cash used in investing activities	(11,200,000)	(38,536,043)	11,200,000	(38,536,043)

Cash flows from financing activities:
Proceeds from credit facility	-	31,000,000	-	31,000,000
Payments on credit facility	-	(8,850,000)	-	(8,850,000)
Financing costs on credit facility	-	(225,000)	-	(225,000)
Members' contribution	11,200,000	11,114,039	(11,200,000)	11,114,039
Contributions from noncontrolling interest	-	85,957	-	85,957
Net cash provided by financing activities	11,200,000	33,124,996	(11,200,000)	33,124,996

Net increase in cash	-	(441,228)	-	(441,228)
Cash and cash equivalents at beginning of period	-	1,183,722	-	1,183,722

Cash and cash equivalents at end of period	$-	$742,494	$-	$742,494

Supplemental cash flow information:
Cash paid during the year for interest	$-	$1,948,465	$-	$1,948,465

The Notes to Supplementary Information are an integral part of this statement.

Hatch Resources LLC and Subsidiaries

Notes to Supplementary Information

Note 1. Consolidating Financial Statements

The borrower of the Company’s long-term debt is HoldCo, a subsidiary of the Company. At
December 31, 2021, certain of the Company’s subsidiaries are subsidiary guarantors per the Credit Agreement. The preceding consolidating financial information presents the results of operations, financial position, and cash flows for:

•	Hatch Resources LLC (TopCo);

•	Hatch Operations LLC (HoldCo) and subsidiaries (Consolidated Hatch Operations LLC);

•	and the consolidating adjustments necessary to present the Company’s results on a consolidated basis.